Exhibit 99.1

Press Release	Source: Asia Payment Systems, Inc.

Asia Payment Systems Reports Continuing Growth in Transactions Processed

NEW YORK and BEIJING, April 15, 2005 /PRNewswire-FirstCall/ -- Asia Payment Systems, Inc. (Asia Pay) (OTC Bulletin Board: APYM - News) today announced that during March, the dollar volume and number of transactions processed by the company's card processing systems increased significantly over prior months. Based on volume, March showed a 16% increase over February, which had a 16% increase in volume over January. In terms of the number of transactions, March showed a 16% increase over February, which had a 9% increase over January.

The three-month total of Asia Pay's volume of transactions was more than $23 million (USD), for January through March 2005.For the same 3-month period, the total number of transactions processed using Asia Pay's system approached 100,000 transactions.

Matt Mecke, President and CEO of Asia Pay, stated "As we increase the scope of our deployments in China and Japan, we expect for the volume and number of transactions to continue to increase steadily. Asia Pay's systems can handle volumes and numbers of transactions that are orders of magnitude greater than what we're handling operationally at this stage. Our clients in China and Japan share our appreciation for the robustness, reliability, and scalability of our proprietary system, and share our enthusiasm for the market opportunities ahead."

About Asia Payment Systems, Inc.
Asia Pay is a USA public company with offices in: Seattle, Washington; Beijing and Shenzhen in China; and in Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to merchants, oil companies, and financial institutions in China, Japan, and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards. Systems, hardware, and personnel are now in place as Asia Pay commences delivering service to clients.

For more information about Asia Payment Systems, Inc. (Asia Pay), please visit: http://www.asiapayinc.com.

Contact:
Matt Mecke, President and CEO
Asia Payment Systems, Inc.
Tel:206-447-1379
Fax: 206-470-1150
ir@asiapayinc.com

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